The Offer to Purchase

MAN-GLENWOOD LEXINGTON, LLC
UMB Fund Services
803 W. Michigan St., Ste A
Milwaukee, WI 53233

DATED OCTOBER 1, 2010

OFFER TO PURCHASE UP TO $29,193,876.05 OF OUTSTANDING
UNITS AT NET ASSET VALUE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., CENTRAL TIME, ON NOVEMBER 30, 2010
UNLESS THE OFFER IS EXTENDED

To the Members of
Man-Glenwood Lexington, LLC:

ON SEPTEMBER 10, 2010, THE BOARD OF MANAGERS OF THE FUND (THE “BOARD OF MANAGERS”) APPROVED THE LIQUIDATION OF THE FUND AND ADOPTED THE PLAN OF LIQUIDATION, DISSOLUTION AND TERMINATION (THE “PLAN”), PUSUANT TO WHICH THE FUND WILL LIQUIDATE AND DISSOLVE IN ACCORDANCE WITH THE TERMS AND CONDITIONS THEREOF. THE BOARD OF MANAGERS DETERMINED THAT THE FUND MAY NOT BE ABLE IMMEDIATELY TO LIQUIDATE ALL OF ITS ASSETS AND DISTRIBUTE THE PROCEEDS TO MEMBERS OF THE FUND (THE “MEMBERS”) BECAUSE CERTAIN OF THE INVESTMENTS OF THE PORTFOLIO COMPANY (AS DEFINED BELOW) ARE SUBJECT TO LIQUIDITY RESTRICTIONS.  ACCORDINGLY, IT IS ANTICIPATED THAT THE PORTFOLIO COMPANY MAY BE REQUIRED TO HOLD CERTAIN OF ITS ASSETS FOR AN EXTENDED PERIOD, IN WHICH CASE THE LIQUIDATION OF THE FUND MAY CORRESPONDINGLY BE DELAYED.  THE FUND IS MAKING THE OFFER IN ORDER TO PROVIDE MEMBERS WITH AN OPPORTUNITY TO HAVE THEIR UNITS REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.  FOLLOWING THE VALUATION DATE (AS DEFINED BELOW), THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE UNITS.  MEMBERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.  ALTHOUGH MAN INVESTMENTS (USA), LLC (THE “ADVISER”) INTENDS TO LIQUIDATE THE UNDERLYING INVESTMENTS OF THE PORTFOLIO COMPANY AS PROMPTLY AS PRACTICABLE, CERTAIN INVESTMENTS MAY NOT BE LIQUIDATED FOR AN EXTENDED PERIOD OF TIME.  AS A RESULT, MEMBERS WHO DO NOT PARTICIPATE IN THE OFFER WILL BE EXPOSED TO THE INVESTMENT RETURN (WHETHER POSITIVE OR NEGATIVE) OF A POSSIBLY LIMITED PORTFOLIO AND THE PERFORMANCE

i

OF THE FUND MAY BE INCREASINGLY VOLATILE.  IN ADDITION, SUCH A LIMITED PORTFOLIO MAY BE MORE DIFFICULT TO ACCURATELY VALUE DUE TO THE ILLIQUIDITY OF UNDERLYING INVESTMENTS.

FOLLOWING THE EXPIRATION OF THE OFFER, THE FUND INTENDS PROMPTLY TO DEREGISTER UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT), AND TO OPERATE AS A PRIVATE INVESTMENT FUND DURING THE REMAINDER OF THE LIQUIDATION AND DISSOLUTION PROCESS.  ACCORDINGLY, AFTER THAT TIME THE FUND WILL NOT BE SUBJECT TO THE RESTRICTIONS AND REQUIREMENTS OF THE 1940 ACT AND THE RULES THEREUNDER.  ALTHOUGH THE FUND IS OFFERING TO PURCHASE UNITS IN AN AMOUNT UP TO THE FULL NET ASSET VALUE OF THE FUND, AS SET OUT BELOW, THE ADVISER OR AN AFFILIATE DOES NOT INTEND TO TENDER ANY OF ITS INTERESTS IN THE PORTFOLIO COMPANY, AND THE ADVISER OR ONE OR MORE OF ITS AFFILIATES ARE EXPECTED TO REMAIN MEMBERS OF THAT FUND UNTIL THE CONCLUSION OF THE LIQUIDATION PROCESS.  AS A RESULT, THE REMAINING MEMBER(S) WILL BE SUBJECT TO ANY GAINS OR ANY LOSSES IN THE FUND’S PORTFOLIO DURING LIQUIDATION.

Man-Glenwood Lexington, LLC, a Delaware limited liability company (the “Fund”), is offering to purchase, for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the “Offer”), Units in an amount up to the full net asset value of the Fund, as of December 31, 2010.  As of August 31, 2010, the full net asset value of the Fund was $29,193,876.05.  That value will likely change when the Fund’s net asset value is calculated as of December 31, 2010 and accordingly, the final offer amount may be more or less than $29,193,876.05.  (As used in this Offer, the term “Unit” or “Units” as the context requires, shall refer to the units of limited liability company interests in the Fund and portions thereof representing beneficial interests in the Fund, and includes all of a Member’s Units.)  This Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below.  Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Limited Liability Company Agreement dated as of August 5, 2002 (the “LLC Agreement”).

Members should realize that the value of the Units tendered in this Offer likely will change between August 31, 2010 (the last time net asset value was calculated) and December 31, 2010 when the value of the Units tendered to the Fund will be determined for purposes of calculating the purchase price of such Units.  Members tendering their Units should also note that they will remain Members in the Fund, with respect to the Units tendered and accepted for purchase by the Fund, through December 31, 2010, the valuation date of the Offer when the net asset value of their Units is calculated.  Any tendering Members that wish to obtain the estimated net asset value of their Units should contact the Fund, at the telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central Time).

Members desiring to tender all of their Units in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth in Section 4, below.

IMPORTANT

THE BOARD OF MANAGERS AND THE ADVISER URGE ALL MEMBERS TO CAREFULLY CONSIDER THE OFFER ON THE BASIS OF THE ABOVE CONSIDERATIONS AND RECOMMEND THAT THEY PARTICIPATE IN THE OFFER IF THEY WOULD LIKE TO LIQUIDATE THEIR INVESTMENT IN THE FUND AT THE PRESENT TIME AND DO NOT WISH TO WAIT AN INDETERMINATE AMOUNT OF TIME FOR THE FINAL LIQUIDIATION AND DISSOLUTION OF THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

Man-Glenwood Lexington, LLC
UMB Fund Services
803 W. Michigan St., Ste A
Milwaukee, WI 53233

Phone: (888) 626-6601
Fax:  (816) 860-3140

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
BACKGROUND AND PURPOSE OF THE OFFER	3
OFFER TO PURCHASE AND PRICE	3
AMOUNT OF TENDER	4
PROCEDURE FOR TENDERS	4
WITHDRAWAL RIGHTS	5
REPURCHASES AND PAYMENT	5
CERTAIN CONDITIONS OF THE OFFER	6
CERTAIN INFORMATION ABOUT THE FUND	6
CERTAIN FEDERAL INCOME TAX CONSEQUENCES	7
MISCELLANEOUS	8

SUMMARY TERM SHEET

●
On September 10, 2010, the Board of Managers of Man-Glenwood Lexington, LLC (hereinafter “we” or the “Fund”) (“Board of Managers”) approved the liquidation of the Fund and adopted the Plan of Liquidation, Dissolution and Termination (the “Plan”), pursuant to which the Fund will liquidate and dissolve in accordance with the terms and conditions thereof.  The Board of Managers determined that the Fund may not be able immediately to liquidate all of its assets and distribute the proceeds to Members because certain of the investments of the Portfolio Company (as defined below) are subject to liquidity restrictions.  Accordingly, it is anticipated that the Portfolio Company may be required to hold certain of its assets for an extended period, in which case the liquidation of the Fund may correspondingly be delayed.  The Fund is making the Offer in order to provide Members with an opportunity to have their Units (as defined below) repurchased as soon as practicable without having to wait for the final liquidation and dissolution of the Fund.  Following the Valuation Date (as defined below), the Fund does not intend to make any further offers to purchase Units.  Members who do not participate in the Offer will have no liquidity until the final liquidation and dissolution of the Fund.  Although the Adviser intends to liquidate the underlying investments of the Portfolio Company as promptly as practicable, certain investments may not be liquidated for an extended period of time.  As a result, Members who do not participate in the Offer will be exposed to the investment return (positive or negative) of a possibly limited portfolio and the performance of the Fund may be increasingly volatile. In addition, such a limited portfolio may be more difficult to accurately value due to the illiquidity of underlying investments.

●
As stated in the LLC Agreement and Prospectus, the Fund will repurchase your units of limited liability company interests (“Unit” or “Units” as the context requires) at their net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund of all of your Units).  This offer (the “Offer”) will remain open until 5:00 p.m., Central Time, on November 30, 2010 unless the Offer is extended (the “Expiration Date”).  The net asset value will be calculated for this purpose on December 31, 2010 (the “Valuation Date”). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

●
The Fund will review the net asset value calculation of the Units during the Fund’s audit for its fiscal year ending March 31, 2011, which the Fund expects will be completed 60 days after the fiscal year end and that net asset value will be used to determine the final amount paid for tendered Units.

●	You may only tender all of your Units.
●
If a Member’s tender is accepted, the Fund will generally pay the value of the Units repurchased approximately one month after the Valuation Date and any balance due will be determined and paid promptly after completion of the Fund’s annual audit and be subject to audit adjustment, if any.  The amount that a Member may expect to receive on the repurchase of the Member’s Units will be the value of those Units determined on the Valuation Date based on the net asset value of the Fund’s assets as of the Valuation Date.

This amount is subject to adjustment, if any, upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected (which it is expected will be completed within 60 days after the end of the Fund’s fiscal year).  Payments will generally be made in cash equal to the value of the Units repurchased.

●	If we accept the tender of all of your Units, we will pay the proceeds from: cash on hand and a simultaneous repurchase of interests in the investment company in which the Fund invests.
●
Following this summary is a formal notice of our offer to repurchase your Units.  Our offer remains open to you until 5:00 p.m., Central Time, on November 30, 2010, the expected expiration date of the Offer.  Until that time, you have the right to change your mind and withdraw any tender of your Units.

●
If you would like us to repurchase all of your Units, you should (i) mail the Letter of Transmittal (enclosed with the Offer), to Man-Glenwood Lexington, LLC, UMB Fund Services, 803 W. Michigan St., Ste A, Milwaukee, WI 53233; or (ii) fax it to the Fund at (816) 860-3140, so that it is received before 5:00 p.m., Central Time, on November 30, 2010.  IF YOU FAX THE LETTER OF TRANSMITTAL, YOU SHOULD MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO THE FUND PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 5:00 P.M., CENTRAL TIME, ON NOVEMBER 30, 2010).  Of course, the value of your Units likely will change between August 31, 2010 (the last time net asset value was calculated) and December 31, 2010 when the value of your investment will be determined for purposes of calculating the purchase price for Units.

●
If you would like to obtain the estimated net asset value of your Units, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact us at (888) 626-6601 or at the address listed above on page ii, Monday through Friday, except holidays, during normal business hours of 8:30 a.m. to 5:00 p.m. (Central Time).

●
Please note that just as you have the right to withdraw the tender of your Units, we have the right to cancel, amend or postpone this Offer at any time before 5:00 p.m., Central Time, on November 30, 2010.  Also realize that although the Offer expires on November 30, 2010, you will remain a Member of the Fund with respect to the Units you tendered that are accepted for purchase by the Fund through December 31, 2010 when the net asset value of your Units is calculated.

1.           BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to Members, as contemplated by and in accordance with the procedures set forth in the Fund's LLC Agreement and Prospectus in liquidation of the Fund.

THE BOARD OF MANAGERS HAS APPROVED THE LIQUIDATION AND DISSOLUTION OF THE FUND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE PLAN.  THE FUND IS MAKING THE OFFER IN ORDER TO PROVIDE MEMBERS WITH AN OPPORTUNITY TO HAVE THEIR UNITS REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.  FOLLOWING THE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE UNITS.  MEMBERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.

The purchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Units.  Members that retain their Units may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Units tendered.  These risks include the potential for greater volatility due to decreased diversification, as well as total illiquidity until final liquidation.

The investment company in which the Fund invests, Man-Glenwood Lexington Associates Portfolio, LLC (the “Portfolio Company”) is making a simultaneous and identical offer to repurchase its interests, which is made available on the same terms to all the Portfolio Company’s investors.  The Adviser or an affiliate, as an investor in the Portfolio Company, will not participate in the repurchase offer, and is expected to continue to hold an investment in the Portfolio Company until final liquidation of the Portfolio Company’s assets.  The Fund expects investors, through the Portfolio Company’s other registered feeder fund and unregistered feeder fund, to tender in response to the Portfolio Company’s repurchase offer to which the Offer is related.  The Portfolio Company’s repurchase offer is available equally to the Fund, the other registered feeder fund and the unregistered feeder fund on the same terms.

Units that are tendered to the Fund in connection with this Offer will be retired.  The Fund will not accept subscriptions for additional Units.

2.           OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, repurchase Units that are tendered by Members and not withdrawn (in accordance with Section 5 below) prior to the Expiration Date, in an amount up to the full net asset value of the Fund, as of December 31, 2010.  As of August 31, 2010, the full net asset value of the Fund was $29,193,876.05.  That value will likely change when the Fund’s net asset value is calculated as of December 31, 2010 and accordingly, the final offer amount may be more or less than $29,193,876.05.  The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below.

The purchase price of a Unit tendered will be its net asset value on the Valuation Date, payable as set forth in Section 6.  The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.
MEMBERS MAY OBTAIN ESTIMATED MONTHLY NET ASSET VALUE INFORMATION, WHICH THE FUND CALCULATES BASED UPON THE INFORMATION IT RECEIVES FROM THE INVESTMENT FUND IN WHICH THE FUND INVESTS (AND THE MANAGERS OF THE INVESTMENT FUNDS IN WHICH THAT FUND INVESTS), UNTIL THE EXPIRATION OF THE OFFER, BY CONTACTING THE FUND AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE (ii), MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 8:30 A.M. TO 5:00 P.M. (CENTRAL TIME).

3.           AMOUNT OF TENDER.

A Member may only tender all or none of its Units.  The Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered.

The Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Units so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below.  The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

4.           PROCEDURE FOR TENDERS.

To tender Units pursuant to the Offer a Member must mail or fax a completed and executed Letter of Transmittal to the Fund, at the address set forth on page ii, or fax a completed and executed Letter of Transmittal, at the fax number set forth on page ii.  The completed and executed Letter of Transmittal must be received, either by mail or by fax, no later than the Expiration Date.  Please note that, as set forth in the Letter of Transmittal, if a Member invests through a financial intermediary, the intermediary may require alternate instructions.  Members should contact their intermediary for more information.

The Fund recommends that all documents be submitted via certified mail, return receipt requested, or by facsimile transmission with confirmation of successful transmission. A Member choosing to fax a Letter of Transmittal must also send or deliver the original completed and executed Letter of Transmittal promptly thereafter.  Members wishing to confirm receipt of a Letter of Transmittal may contact the Fund at the address or telephone numbers set forth on page 2.  The method of delivery of any documents is at the election and complete risk of the Member tendering Units including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.  The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful.  The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Unit or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.  Neither the Fund nor its agents shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.           WITHDRAWAL RIGHTS.

Any Member tendering Units pursuant to this Offer may withdraw its tender at any time prior to or on the Expiration Date.  To be effective, any notice of withdrawal of a tender must be timely received at the address or fax numbers set forth on page ii.  A form to give notice of withdrawal of a tender is available by calling the Fund at the telephone number indicated on page (ii).  All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.  A tender of Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer.  However, withdrawn Units may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

6.           REPURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby repurchased) Units that are tendered as, if, and when, it gives written notice to the tendering Member of its election to repurchase such Units.

Members may only tender all or none of their Units.  The tendering Member will be paid an amount equal to the net asset value of the Member's capital account determined as of the Valuation Date and will be based upon the net asset value of the Fund's assets as of that date, after giving effect to all allocations to be made as of that date.

If a Member’s tender is accepted, the Fund will generally pay such Member an initial payment equal to 95% of the value of the Units repurchased approximately one month after the Valuation Date.    Any balance due will be determined and paid promptly after completion of the Fund’s annual audit and be subject to audit adjustment.  The amount that a Member may expect to receive on the repurchase of the Member’s Units will be the value of such Member’s Units determined on the Valuation Date based on the net asset value of the Fund’s assets as of the Valuation Date.  This amount is subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected (which it is expected will be completed within 60 days after the end of the fiscal year).  Payments will generally be made in cash equal to the value of the Units repurchased.

Although the Fund intends to pay the purchase price entirely in cash, the Fund has retained the option to pay all or a portion of the purchase price by distributing securities in-kind as set forth in its prospectus.

It is expected that cash payments for Units acquired pursuant to the Offer will be derived from: (a) cash on hand; and (b) a simultaneous repurchase of interests in the Portfolio Company, made by the Portfolio Company.

7.           CERTAIN CONDITIONS OF THE OFFER.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension.  During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer.  The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Units tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Units.  If the Fund determines to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities (interests in the Portfolio Company) in a manner that is orderly and consistent with the Fund's termination in order to repurchase Units tendered pursuant to the Offer; (b) there is, in the judgment of the Fund’s Board, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities, terrorist action or other international or national calamity or Acts of God directly or indirectly involving the United States that is material to the Fund or (vi) other event or condition that would have a material adverse effect on the Fund or its Members if Units tendered pursuant to the Offer were purchased; or (c) the Fund’s Board determines that it is not in the best interests of the Fund to purchase Units pursuant to the Offer.  However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.           CERTAIN INFORMATION ABOUT THE FUND.

The Fund is organized as a Delaware limited liability company and the principal office of the Fund is located at 123 N. Wacker Drive, 28th Floor, Chicago, Illinois 60606.  The Fund’s telephone number is (312) 881-6500.  Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

ON SEPTEMBER 10, 2010, THE BOARD OF MANAGERS APPROVED AND ADOPTED THE PLAN, PUSUANT TO WHICH THE FUND WILL LIQUIDATE AND DISSOLVE IN ACCORDANCE WITH THE TERMS AND CONDITIONS THEREOF. THE BOARD OF MANAGERS DETERMINED THAT THE FUND MAY NOT BE ABLE IMMEDIATELY TO LIQUIDATE ALL OF ITS ASSETS AND DISTRIBUTE THE

PROCEEDS TO MEMBERS BECAUSE CERTAIN OF THE INVESTMENTS OF THE PORTFOLIO COMPANY ARE SUBJECT TO LIQUIDITY RESTRICTIONS.  ACCORDINGLY, IT IS ANTICIPATED THAT THE PORTFOLIO COMPANY MAY BE REQUIRED TO HOLD CERTAIN OF ITS ASSETS FOR AN EXTENDED PERIOD, IN WHICH CASE THE LIQUIDATION OF THE FUND MAY CORRESPONDINGLY BE DELAYED.  THE FUND IS MAKING THE OFFER IN ORDER TO PROVIDE MEMBERS WITH AN OPPORTUNITY TO HAVE THEIR UNITS REPURCHASED AS SOON AS PRACTICABLE WITHOUT HAVING TO WAIT FOR THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.  FOLLOWING THE VALUATION DATE, THE FUND DOES NOT INTEND TO MAKE ANY FURTHER OFFERS TO PURCHASE UNITS.  MEMBERS WHO DO NOT PARTICIPATE IN THE OFFER WILL HAVE NO LIQUIDITY UNTIL THE FINAL LIQUIDATION AND DISSOLUTION OF THE FUND.  ALTHOUGH THE ADVISER INTENDS TO LIQUIDATE THE UNDERLYING INVESTMENTS OF THE PORTFOLIO COMPANY AS PROMPTLY AS PRACTICABLE, CERTAIN INVESTMENTS MAY NOT BE LIQUIDATED FOR AN EXTENDED PERIOD OF TIME.  AS A RESULT, MEMBERS WHO DO NOT PARTICIPATE IN THE OFFER WILL BE EXPOSED TO THE INVESTMENT RETURN (WHETHER POSITIVE OR NEGATIVE) OF A POSSIBLY LIMITED PORTFOLIO AND THE PERFORMANCE OF THE FUND MAY BE INCREASINGLY VOLATILE.  IN ADDITION, SUCH A LIMITED PORTFOLIO MAY BE MORE DIFFICULT TO ACCURATELY VALUE DUE TO THE ILLIQUIDITY OF UNDERLYING INVESTMENTS.

FOLLOWING THE EXPIRATION OF THE OFFER, THE FUND INTENDS PROMPTLY TO DEREGISTER UNDER THE 1940 ACT AND TO OPERATE AS A PRIVATE INVESTMENT FUND DURING THE REMAINDER OF THE LIQUIDATION AND DISSOLUTION PROCESS.  ACCORDINGLY, AFTER THAT TIME THE FUND WILL NOT BE SUBJECT TO THE RESTRICTIONS AND REQUIREMENTS OF THE 1940 ACT AND THE RULES THEREUNDER.  ALTHOUGH THE FUND IS OFFERING TO PURCHASE UNITS IN AN AMOUNT UP TO THE FULL NET ASSET VALUE OF THE FUND, THE ADVISER OR AN AFFILIATE DOES NOT INTEND TO TENDER ANY OF ITS INTERESTS IN THE PORTFOLIO COMPANY, AND THE ADVISER OR ONE OR MORE OF ITS AFFILIATES ARE EXPECTED TO REMAIN MEMBERS OF THAT FUND UNTIL THE CONCLUSION OF THE LIQUIDATION PROCESS.  AS A RESULT, THE REMAINING MEMBER(S) WILL BE SUBJECT TO ANY GAINS OR ANY LOSSES IN THE FUND’S PORTFOLIO DURING LIQUIDATION.

9.           CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Units by the Fund from Members pursuant to the Offer.  Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Units by the Fund pursuant to the Offer.

In general, a Member from which Units are repurchased by the Fund will be treated as receiving a distribution from the Fund.  Such Member generally will not recognize income or gain as a result of the repurchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Units.

A Member's basis in such Member's Units will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the repurchase of such Unit.  A Member's basis in such Member's Units will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Units.  Cash distributed to a Member in excess of the adjusted tax basis of such Member's Units is taxable as capital gain or ordinary income, depending on the circumstances.  If the Fund purchases a Member’s Units, the Member may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member's then adjusted tax basis in such Member's Unit.

10.           MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction.  The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.